UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.


                         SCHEDULE 13G


           Under the Securities Exchange Act of 1934
                     (Amendment No. 3)*

                      GARTNER GROUP, Inc.
-----------------------------------------------------------
                    (Name of Issuer)

                   Common Stock, Class A
-----------------------------------------------------------
               (Title of Class of Securities)

                         366651107
-----------------------------------------------------------
                       (CUSIP Number)
Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                    (Continued on following page(s))
                           Page 1 of 8 Pages

                       SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   Cognizant Corporation 06-1450569
-----------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
-----------------------------------------------------------

3. SEC USE ONLY
-----------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------
NUMBER OF           5. SOLE VOTING POWER
SHARES                 31,701,369
                  -----------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                16,497,728
EACH              -----------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                 31,701,369
WITH              -----------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        16,497,728
                  -----------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    48,199,097
-----------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ( )
-----------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 49.1%
-----------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-----------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   Cognizant Enterprises, Inc.    13-3528119
-----------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
-----------------------------------------------------------

3. SEC USE ONLY
-----------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------

NUMBER OF           5. SOLE VOTING POWER
SHARES                        -0-
                  -----------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                13,257,728
EACH              -----------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                        -0-
WITH              -----------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        13,257,728
                  -----------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    13,257,728
-----------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ( )
-----------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)13.6%
-----------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-----------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   Nielsen Media Research, Inc.    06-1463993
-----------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
-----------------------------------------------------------

3. SEC USE ONLY
-----------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------

NUMBER OF           5. SOLE VOTING POWER
SHARES                       -0-
                  -----------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                2,512,727
EACH              -----------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                       -0-
WITH              -----------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        2,512,727
                  -----------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    2,512,727
-----------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ( )
-----------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
-----------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-----------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   Cognizant Licensing Associates, L.P.    98-0137321
-----------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
-----------------------------------------------------------

3. SEC USE ONLY
-----------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------

NUMBER OF           5. SOLE VOTING POWER
SHARES                       -0-
                  -----------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                727,273
EACH              -----------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                       -0-
WITH              -----------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        727,273
                  -----------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
    727,273
-----------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ( )
-----------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.75%
-----------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
-----------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM          1 (a). NAME OF ISSUER Gartner Group, Inc.
-----------------------------------------------------------
ITEM 1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                    OFFICES
   56 Top Gallant Road, Stamford, Connecticut 06904-2212
-----------------------------------------------------------
ITEM 2 (a).   NAME OF PERSON FILING
   Cognizant Corporation("Cognizant")and its subsidiaries,
   Cognizant Enterprises, Inc. ("CEI"), Nielsen Media Research,
   Inc. ("NMR")and Cognizant Licensing Associates, L.P. ("CLA")
----------------------------------------------------------
ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE The principal business offices of Cognizant and CEI are located at 200 Nyala Farms, Westport, Connecticut 06880. The principal business offices of NMR are located at 299 Park Avenue, New York, New York 10171. The principal business offices of CLA are located at Dorfplatz 4, 6330 CHAM Switzerland.
-----------------------------------------------------------
ITEM 2 (c).   CITIZENSHIP
   Cognizant, CEI and NMR are incorporated under the laws of
   the State of Delaware.  CLA is a limited partnership established under the laws of the State of Delaware.
-----------------------------------------------------------
ITEM 2 (d).   TITLE OF CLASS OF SECURITIES
                    Common Stock, Class A
-----------------------------------------------------------
ITEM 2 (e).   CUSIP NUMBER
                    366651107
-----------------------------------------------------------
ITEM 3.
                    Not Applicable
-----------------------------------------------------------
ITEM 4.       OWNERSHIP
    The following information is provided as of December 31,
    1996:
    (a)  Amount Beneficially Owned
    Cognizant is the owner of record and beneficially of
    31,641,369 shares of Class A Common Stock and a Warrant to purchase
    60,000 shares of Class A Common Stock.  CEI is the owner of record and beneficially of 13,257,728 shares of Class A Common
    Stock.  NMR is the owner of record and beneficially of
    1,972,727 shares of Class A Common Stock and a Warrant to
    purchase 540,000 shares of Class A Common Stock.  CLA is the owner of record and beneficially of 727,273 shares of Class A Common Stock. Cognizant, as the owner of 100% of the voting stock of CEI and NMR and an 83.93% interest in CLA, may also be deemed to be a beneficial owner of the shares and Warrants held by them, for an aggregate beneficial ownership by Cognizant of 48,199,097 shares.

(b)  Percent of Class:
     Cognizant - 49.1% (this percentage calculation assumes
        the  conversion  of the  Warrants to purchase  600,000  shares of Common
     Stock) CEI - 13.6% NMR - 2.6% (this percentage calculation assumes the conversion of the Warrant to purchase 540,000 shares of Common Stock) CLA - 0.75%

(c) NUMBER OF SHARES AS TO WHICH COGNIZANT, CEI, NMR and CLA HAVE: (i) sole power to vote or to direct the vote:
           Cognizant -  31,701,369 (includes 60,000 shares issuable pursuant to the Warrants)
           CEI -  None
           NMR -  None
              CLA -  None
    (ii) shared power to vote or to direct the vote: Cognizant - 16,497,728 (includes 540,000 shares issuable pursuant to the Warrants) CEI - 13,257,728 NMR - 2,512,727 (includes 540,000 shares issuable pursuant to the Warrants)
              CLA -  727,273
    (iii) sole power to dispose or to direct the disposition of:
           Cognizant - 31,701,369 (includes 60,000 shares issuable
                pursuant to the Warrants)
           CEI - None
           NMR - None
              CLA - None
    (iv)      shared  power  to  dispose  or  to  direct  the  disposition  of :
              Cognizant - 16,497,728 (includes 540,000 shares issuable pursuant to the Warrants) CEI - 13,257,728 NMR - 2,512,727 (includes 540,000 shares issuable pursuant to the Warrants)
              CLA - 727,273

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
            Not Applicable
-----------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON
            Not applicable
------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         See item 2 (a)
-----------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP
         Not applicable
------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
------------------------------------------------------------
ITEM 10.  CERTIFICATION
          Not applicable
------------------------------------------------------------

SIGNATURE
----------
     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

     Dated:  January 12, 1998

                          COGNIZANT CORPORATION


                          By
                             ------------------------------
                             Name:  Kenneth S. Siegel
                             Title:  Senior Vice President,
                           Secretary & General Counsel

                          COGNIZANT ENTERPRISES, INC.


                          By
                             -------------------------------
                              Name: Kenneth S. Siegel
                              Title: Secretary


                          NIELSEN MEDIA RESEARCH, INC.


                          By
                             -------------------------------
                             Name: Kenneth S. Siegel
                             Title: Secretary

                                      COGNIZANT LICENSING ASSOCIATES, L.P.


                                      By
                                         -------------------------------
                                         Ernst Kuhn, on behalf of
                                         the General Partner,
                                         IMS Pharminform Holding, AG

                               AGREEMENT


                                            Westport, CT
                                            January 12, 1998

     Cognizant Corporation ("Cognizant"), Cognizant
Enterprises, Inc. ("CEI"), Nielsen Media Research, Inc.
("NMR")and Cognizant Licensing Associates, L.P.("CLA") hereby agree to file a joint Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by the Gartner Group, Inc.

     Cognizant, CEI, NMR and CLA state they are all entitled to individually use
Schedule 13G pursuant to Rule 13d-1 (c) of the Act.

     Each of Cognizant, CEI, NMR and CLA are responsible for the timely filing of the statement and any amendments thereto and for the completeness and accuracy of the information concerning each of them contained therein, but none is responsible for the completeness or accuracy of the information concerning the other.

                          COGNIZANT CORPORATION


                          By:
                             -----------------------------
                             Name:  Kenneth S. Siegel,
                                         Title: Senior Vice President,
                           Secretary & General Counsel


                           COGNIZANT ENTERPRISES, INC.


                           By:
                              ----------------------------
                              Name:  Kenneth S. Siegel
                              Title: Secretary


                            NIELSEN MEDIA RESEARCH, INC.


                            By:
                               ------------------------------
                               Name:  Kenneth S. Siegel
                               Title: Secretary

                                      COGNIZANT LICENSING ASSOCIATES, L.P.


                                      By
                                         -------------------------------
                                         Ernst Kuhn,on behalf of
                                         the General Partner,
                                         IMS Pharminform Holding, AG